EX-99.B(h)(4)

SCHEDULE A

WELLS FARGO VARIABLE TRUST

Asset Allocation Fund

C&B Large Cap Value Fund1 (currently named the Equity Value Fund)

Discover Fund*

Equity Income Fund

International Core Fund2 (currently named the International Equity Fund)

Large Company Core Fund3 (currently named the Growth Fund)

Large Company Growth Fund

Money Market Fund

Multi Cap Value Fund*

Opportunity Fund*

Small Cap Growth Fund

Total Return Bond Fund

September 20, 1999, as amended May 1, 2003, August 10, 2004, November 2, 2004 and February 8, 2005.

The parties to this Agreement last approved the Funds listed in this Appendix as of February 8, 2005.

WELLS FARGO VARIABLE TRUST		BOSTON FINANCIAL DATA SERVICES, INC.

BY:	/s/ Karla M. Rabusch	BY:	/s/ Lynda Kaplan
	Karla M. Rabusch President		Lynda Kaplan Division Vice President

*	On August 10, 2004, the Board of Trustees approved the reorganization of certain Strong Funds into certain Funds of the Trust. In connection with this reorganization, this Fund is expected to commence operations on April 11, 2005.
[1]	On November 2, 2004 and February 8, 2005, the Board of Trustees approved certain Fund name changes. Effective April 11, 2005, the Equity Value Fund will be renamed the C&B Large Cap Value Fund.
[2]	On November 2, 2004, the Board of Trustees approved certain Fund name changes. Effective April 11, 2005, the International Equity Fund will be renamed the International Core Fund.
[3]	On November 2, 2004, the Board of Trustees approved certain Fund name changes. Effective April 11, 2005, the Growth Fund will be renamed the Large Company Core Fund.